Exhibit 10.1

INTEREST PURCHASE AGREEMENT

among

SKYLAND GRAIN, L.L.C.,

SKYLAND CO-OP, INC.

and

THE ANDERSONS, INC.

dated as of

November 1, 2024

Exhibits to the agreement below have been redacted as they are both not material and confidential.

TABLE OF CONTENTS
ARTICLE I DEFINITIONS    1
Section 1.01 Definitions    1
ARTICLE II PURCHASE AND SALE    1
Section 2.01    Purchase and Sale    1
Section 2.02    Purchase Price    1
Section 2.03    Additional Payments and Adjustments    1
Section 2.04    Transactions to be Effected at the Closing    5
Section 2.05    Closing    6
Section 2.06    Withholding    6
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SLG AND CO-OP    7
Section 3.01    Organization and Authority of SLG.    7
Section 3.02    Organization, Authority and Qualification of Co-op    7
Section 3.03    Capitalization    8
Section 3.04    No Subsidiaries    8
Section 3.05    No Conflicts; Consents    8
Section 3.06    Financial Statements    9
Section 3.07    Undisclosed Liabilities    9
Section 3.08    Absence of Certain Changes, Events and Conditions.    9
Section 3.09    Material Contracts.    12
Section 3.10    Title to Assets; Real Property    13
Section 3.11    Condition and Sufficiency of Assets    14
Section 3.12    Intellectual Property.    15
Section 3.13    Inventory.    17
Section 3.14    Accounts Receivable.    17
Section 3.15    Customers and Suppliers.    17
Section 3.16    Insurance.    18
Section 3.17    Legal Proceedings; Governmental Orders.    18
Section 3.18    Compliance With Laws; Permits.    19
Section 3.19    Environmental Matters.    19
Section 3.20    Employee Benefit Matters.    21
Section 3.21    Employment Matters.    24
Section 3.22    Taxes.    26
Section 3.23    CARES Act.    27
Section 3.24    Books and Records.    28
Section 3.25    Related Party Transactions.    28
Section 3.26    Brokers.    28
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER    28
Section 4.01    Organization and Authority of Buyer.    28
Section 4.02    No Conflicts; Consents.    29
Section 4.03    Investment Purpose.    29
Section 4.04    Brokers.    29
Section 4.05    Sufficiency of Funds.    29
Section 4.06    Legal Proceedings.    29
Section 4.07    Non-Reliance    29

Section 4.08    Accredited Investor Status    30
ARTICLE V COVENANTS    30
Section 5.01    Public Announcements.    30
Section 5.02    Further Assurances.    30
Section 5.03    Cron Lawsuit    30
Section 5.04    Termination of Management and Personal Services Agreement    30
Section 5.05    Hansen-Mueller Facilities    31
ARTICLE VI INDEMNIFICATION    31
Section 6.01    Survival    31
Section 6.02    Indemnification by SLG and Co-op    31
Section 6.03    Indemnification by Buyer    32
Section 6.04    Tax Indemnification    32
Section 6.05    Certain Limitations    33
Section 6.06    Indemnification Procedures    33
Section 6.07    Tax Treatment of Indemnification Payments    35
Section 6.08    Effect of Investigation.    35
Section 6.09    Setoff.    35
Section 6.10    Exclusive Remedies    36
ARTICLE VII ENVIRONMENTAL INDEMNITY    36
Section 7.01    Environmental Indemnification    36
Section 7.02    Indemnification Procedures    38
Section 7.03    Survival    38
ARTICLE VIII TAX MATTERS    38
Section 8.01    Transfer Taxes    38
Section 8.02    Certain Tax Elections    38
Section 8.03    Straddle Periods    39
Section 8.04    Tax Treatment    39
ARTICLE IX MISCELLANEOUS    40
Section 9.01    Expenses    40
Section 9.02    Notices    40
Section 9.03    Interpretation    42
Section 9.04    Disclosure Schedules    42
Section 9.05    Headings    42
Section 9.06    Severability    42
Section 9.07    Entire Agreement    42
Section 9.08    Successors and Assigns    43
Section 9.09    No Third-Party Beneficiaries    43
Section 9.10    Amendment and Modification; Waiver    43
Section 9.11    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial    43
Section 9.12    Specific Performance    44
Section 9.13    Counterparts    44

List of Exhibits and Appendices:
Exhibits:
    Exhibit A – Sample Working Capital Calculation
    Exhibit B – Sample Calculation of Closing Indebtedness
    Exhibit C – Producer Notes
    Exhibit D – Form of Real Estate Purchase Agreement for Hansen-Mueller Facilities
Appendices:
    APPENDIX 1 – Defined Terms

INTEREST PURCHASE AGREEMENT
This Interest Purchase Agreement (this “Agreement”), dated as of November 1, 2024 (the “Effective Date”), is entered into by and among Skyland Grain, L.L.C., a Kansas limited liability company (“SLG”), Skyland Co-op, Inc., a Kansas corporation organized and existing pursuant to the Kansas Cooperative Marketing Act (“Co-op”), and The Andersons, Inc., an Ohio corporation (“Buyer”) (each, a “Party” and, collectively, the “Parties”).
RECITALS
WHEREAS, Co-op owns a 74.41% Interest (as defined in SLG’s Fifth Amended and Restated Operating Agreement, dated April 1, 2021 (the “Current Operating Agreement”));
WHEREAS, Archer-Daniels-Midland Company, a Delaware corporation (“ADM”) owns the remaining 25.59% Interest of SLG (the “ADM Interest”);
WHEREAS, ADM has expressed a desire to terminate its membership in SLG, and SLG is willing to redeem the ADM Interest for a total purchase price of $29,350,000 (the “ADM Redemption Transaction”) pursuant to an Interest Redemption Agreement, of even date herewith, by and between ADM and SLG in the form previously agreed by the Parties (the “ADM Redemption Agreement”);
WHEREAS, Buyer is interested in purchasing a 65% Interest in SLG (the “Purchased Interest”); and
WHEREAS, SLG wishes to issue to Buyer, and Buyer wishes to purchase from SLG, the Purchased Interest, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Section I.1Definitions. Initially capitalized terms defined in Appendix 1 shall have the meanings given to them in Appendix 1. Other initially capitalized terms not defined in Appendix 1 but defined in the preamble, the recitals or elsewhere in this Agreement shall have the meanings given to them where they are defined.
ARTICLE II
PURCHASE AND SALE
Section II.1Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, SLG shall sell and issue to Buyer, and Buyer shall purchase from SLG, the Purchased Interest for the consideration specified in Section 2.02.
Section II.2Purchase Price. Subject to adjustment as provided in Section 2.03, the aggregate purchase price for the Purchased Interest shall be Eighty-Five Million Dollars ($85,000,000) (the “Purchase Price”).
Section II.3Additional Payments and Adjustments.

(a)Payment of Transaction Expenses. Co-op shall be solely liable for the payment of all Transaction Expenses of SLG as of the Effective Date, including those set forth in the Closing Transaction Expenses Certificate (the “Closing Transaction Expenses”). If Co-op is unable to pay such Closing Transaction Expenses at Closing, SLG will pay on Co-op’s behalf all such Closing Transaction Expenses and Co-op shall execute and deliver to SLG an unsecured promissory note (with interest at 8% compounded monthly, and a balloon payment of all principal and interest due 365 days after execution) evidencing Co-op’s obligation for the payment of such Closing Transaction Expenses. If any unpaid Transaction Expenses (the “Unpaid Transaction Expenses”) exist and are payable by SLG after Closing, and Co-op is unable to pay such Unpaid Transaction Expenses, SLG will pay on Co-op’s behalf all such Unpaid Transaction Expenses and Co-op shall execute and deliver to SLG an unsecured promissory note (with interest at 8% compounded monthly, and a balloon payment of all principal and interest due 365 days after execution) evidencing Co-op’s obligation for the payment of such Unpaid Transaction Expenses.
(b)Indebtedness Adjustment.
(i)The Purchase Price was calculated under the assumption that the Indebtedness of SLG at Closing (“Closing Indebtedness”) would be equal to the Indebtedness of SLG as of July 31, 2024. As of July 31, 2024, the Indebtedness of SLG was $61,243,327 (“Target Indebtedness”).
(ii)A sample calculation of Closing Indebtedness, as if the Closing were September 30, 2024, is attached as Exhibit B.
(iii)Within ninety (90) days after the Effective Date, Buyer will prepare and deliver to Co-op a statement setting forth its calculation of Closing Indebtedness. If Co-op disputes this statement, the Parties will follow the procedure in Section 2.03(e) mutatis mutandis.
(iv)The post-closing adjustment under this Section 2.03 will be either (1) a payment from Co-op to Buyer in an amount, if any, by which the Closing Indebtedness is greater than the Target Indebtedness or (2) a payment from Buyer to Co-op in the amount, if any, by which the Closing Indebtedness is less than the Target Indebtedness (the “Indebtedness Post-Closing Adjustment”).
(c)Working Capital Adjustment.
(i)The Purchase Price was calculated under the assumption that the Adjusted Working Capital of SLG at Closing would be equal to the Adjusted Working Capital of SLG as of July 31, 2024. As of July 31, 2024, the Adjusted Working Capital of SLG was ($8,881,188) (“Target Working Capital”).

(ii)A sample calculation of the Adjusted Closing Working Capital, including such adjustments and credits as agreed to by the Parties, as if the Effective Date were September 30, 2024 is attached as Exhibit A.
(d)Post-Closing Adjustment.
(i)Within ninety (90) days after the Effective Date, Buyer will prepare and deliver to Co-op a statement setting forth its calculation of Adjusted Closing Working Capital, which statement will contain a balance sheet of SLG as of the Effective Date (without giving effect to the transactions contemplated herein or in the ADM Redemption Agreement), a calculation of Adjusted Closing Working Capital (the “Adjusted Closing Working Capital Statement”) and a certificate of the Treasurer of Buyer certifying that the Adjusted Closing Working Capital Statement was prepared in accordance with (1) GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Adjusted Closing Working Capital Statement was being prepared as of a fiscal year end and (2) the methodology used in Exhibit A.
(ii)The post-closing adjustment will be either (1) a payment from Buyer to Co-op in the amount, if any, by which the Adjusted Closing Working Capital (as determined in accordance with Section 2.03(c)) is greater than the Target Working Capital or (2) a payment from Co-op to Buyer in the amount, if any, by which the Adjusted Closing Working Capital is less than the Target Working Capital (the “Working Capital Post-Closing Adjustment,” and together with the Indebtedness Post-Closing Adjustment, the “Post-Closing Adjustment”).
(e)Examination and Review.
(i)Examination. After receipt of the Adjusted Closing Working Capital Statement, Co-op will have thirty (30) days (the “Review Period”) to review the Adjusted Closing Working Capital Statement. During the Review Period, Co-op and Co-op’s accountants will have customary access to the work papers prepared by Buyer or Buyer’s accountants and the books and records of SLG to the extent that they relate to the Adjusted Closing Working Capital Statement.
(ii)Objection. On or prior to the last day of the Review Period, Co-op may object to the Adjusted Closing Working Capital Statement by delivering to Buyer a written statement setting forth Co-op’s objections in reasonable detail, indicating each disputed item or amount and the basis for Co-op’s disagreement therewith (the “Statement of Objections”). If Co-op fails to deliver the Statement of Objections before the expiration of the Review Period, the Adjusted Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Adjusted Closing Working Capital Statement will be deemed to have been accepted by Co-op. If Co-op delivers the Statement of Objections before the expiration of the Review Period, Buyer and Co-op will negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Adjusted Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Co-op, will be final and binding.
(iii)Resolution of Disputes. If Co-op and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) will be submitted for resolution to KCoe Isom, LLP (a/k/a Pinion Global) or, if KCoe Isom, LLP is unable to serve, Buyer and Co-op will appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than SLG’s, Co-op’s or Buyer’s accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, will resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment and the Adjusted Closing Working Capital Statement. All adjustments will be made without regard to materiality. The Independent Accountant will only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Adjusted Closing Working Capital Statement and the Statement of Objections, respectively. None of the Parties shall have ex-parte communications with the Independent Accountant.
(iv)Fees of the Independent Accountant. The fees and expenses of the Independent Accountant will be paid by Co-op, on the one hand, and by Buyer, on the other hand, based upon the percentage that the aggregate of the Disputed Amounts not awarded to Co-op or Buyer, respectively, bears to the aggregate of the Disputed Amounts asserted by Co-op and Buyer.
(v)Determination by Independent Accountant. The Independent Accountant will make a determination as soon as practicable within thirty (30) days (or such other time as the Parties agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Adjusted Closing Working Capital Statement and/or the Post-Closing Adjustment will be conclusive and binding upon the Parties.
(f)Payments of Post-Closing Adjustment. If the Post-Closing Adjustment results in a payment due to Buyer, then Co-op will pay Buyer an amount equal to the Post-Closing Adjustment within five (5) Business Days after determination of the Post-Closing Adjustment as described in this Section 2.03. If the Post-Closing Adjustment results in a payment due to Co-op, then Buyer will pay Co-op an amount equal to the

Post-Closing Adjustment within five (5) Business Days after determination of the Post-Closing Adjustment as described in this Section 2.03. If Co-op is unable to pay any Post-Closing Adjustment as otherwise required by this Section 2.03(f), SLG will pay the Post-Closing Adjustment on Co-op’s behalf and Co-op shall execute and deliver to SLG an unsecured promissory note (with interest at 8% compounded monthly, and a balloon payment of all principal and interest due 365 days after execution) evidencing Co-op’s obligation for the payment of such Post-Closing Adjustment.
(g)Reserve for Producer Notes. The Parties acknowledge that SLG has not taken adequate reserves for certain long term notes listed on Exhibit C with a balance of $4,369,009 (the “Outstanding Amount”). The Parties have agreed that an appropriate reserve for such Notes is $1,557,487 (the “Reserve”), which would result in Co-op paying the amount of the Reserve to Buyer at Closing. The Parties have agreed to forebear this payment by Co-op for a period of 36 months from Closing (i.e., until October 31, 2027), while SLG attempts to collect the Outstanding Amount. On or before November 30, 2027, SLG will report to the Parties the amount of these long-term notes that were deemed uncollectible and the Co-op will pay Buyer the amount deemed uncollectible (not to exceed the Reserve) within five (5) business days after receipt of the report.
(h)Adjustments for Tax Purposes. Any payments made pursuant to Section 2.03(b)-(g) will be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.
Section II.4Transactions to be Effected at the Closing.
(a)At the Closing, Buyer shall:
(i)deliver to SLG:
(A)$65,650,000, by wire transfer of immediately available funds to an account designated in writing by SLG to Buyer no later than one Business Day prior to the Effective Date; and SLG will then in turn pay, on behalf of Co-op, the Closing Transaction Expenses specified on the Closing Transaction Expenses Certificate by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Transaction Expenses Certificate;
(B)duly executed copies of all Ancillary Documents; and
(C)a good standing certificate of Buyer from the Ohio Secretary of State; and
(ii)pay to ADM, on behalf of SLG, $19,350,000, by wire transfer of immediately available funds to an account designated in writing by ADM to SLG (and by SLG to Buyer) no later than one Business Day prior to the Effective Date.
(b)At the Closing, SLG or Co-op, as applicable, shall deliver to Buyer:

(i)duly executed copies of all Ancillary Documents;
(ii)the CoBank Documents;
(iii)all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05 in form and substance reasonably satisfactory to Buyer;
(iv)Reserved.
(v)the Promissory Note (as defined in the ADM Redemption Agreement) and other documents required pursuant to the ADM Redemption Agreement (e.g., Bidding Rights and Access Agreement);
(vi)a copy of the ADM W-9 referred to in Section 3.22(q);
(vii)evidence that ADM has properly conveyed and transferred to SLG all of the ADM Assets (as defined in the ADM Contribution Agreement);
(viii)copies of issued title policies to SLG and/or Co-op with respect to the ADM Assets in accordance with Section 9 of the ADM Contribution Agreement from Frazee Abstract & Title, Inc.;
(ix)confirmation from the Plan Sponsor of the Co-op Retirement Plan: (A) that SLG is a continuing Participating Employer (as defined in the C-op Retirement Plan); and (B) that the performance of this Agreement and the consummation of the transactions contemplated hereby do not constitute nor will be deemed to be a withdrawal event for purposes of the Plan;
(x)the Plan Participation Agreement required by the Plan Sponsor, executed by Co-op and SLG;
(xi)the resignations of the Resigning SLG Directors;
(xii)the Closing Transaction Expenses Certificate;
(xiii)a good standing certificate of SLG from the Kansas Secretary of State; and
(xiv)a good standing certificate of Co-op from the Kansas Secretary of State.
(c)The closing under the ADM Redemption Transaction will occur simultaneously with the Closing.
Section II.5Closing. Subject to the terms and conditions of this Agreement, the purchase and issuance of the Purchased Interest contemplated hereby shall take place on the Effective Date and simultaneous with the execution of this Agreement (the “Closing”).

Section II.6Withholding. Buyer shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law. Buyer shall provide Co-op and SLG with written notice of its intent to deduct or withhold prior to such deduction or withholding, which notice shall set forth an explanation of the reason for the deduction or withholding, the amount being deducted or withheld and the third party to which the deduction or withholding will be paid. To the extent that amounts are so withheld and paid over to an appropriate third party by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SLG AND CO-OP
SLG and Co-op, jointly and severally, represent and warrant to Buyer that the statements contained in this ARTICLE III are true and correct as of the Effective Date.
Section III.1Organization and Authority of SLG. SLG is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Kansas. SLG has full limited liability company power and authority to enter into this Agreement and the Ancillary Documents to which SLG is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by SLG of this Agreement and any Ancillary Document to which SLG is or will be a party, the performance by SLG of its obligations hereunder and thereunder, and the consummation by SLG of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of SLG. This Agreement has been duly executed and delivered by SLG, and (assuming due authorization, execution and delivery by Co-op and Buyer) this Agreement constitutes a legal, valid and binding obligation of SLG enforceable against SLG in accordance with its terms, except as such enforceability may be limited by the Equitable Exceptions. When each Ancillary Document to which SLG is or will be a party has been duly executed and delivered by SLG (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal, valid and binding obligation of SLG enforceable against it in accordance with its terms, except as such enforceability may be limited by the Equitable Exceptions. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which SLG is licensed or qualified to do business, and SLG is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.
Section III.2Organization, Authority and Qualification of Co-op. Co-op is a corporation organized and existing pursuant to the Kansas Cooperative Marketing Act, duly organized, validly existing and in good standing under the Laws of the State of Kansas. Co-op has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Co-op is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Co-op of this Agreement and any Ancillary Document to which Co-op is or will be a party, the performance by Co-op of its obligations hereunder and thereunder, and the consummation by Co-op of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Co-op. This Agreement has been duly executed and delivered by Co-op, and (assuming due authorization, execution and delivery by SLG and Buyer) this Agreement constitutes a legal, valid and binding obligation of Co-op enforceable against Co-op in accordance with its terms, except as such enforceability may be limited by the Equitable Exceptions. When each Ancillary Document to which Co-op is or will be a party has been duly executed and delivered by Co-op (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal, valid and binding obligation of Co-op enforceable against it in accordance with its terms, except as such enforceability may be limited by the Equitable Exceptions.
Section III.3Capitalization.
(a)The Purchased Interest constitutes 65% of the total issued and outstanding Interests of SLG. The Purchased Interest has been duly authorized, is validly issued, fully paid and non-assessable, free and clear of all Encumbrances, except Encumbrances contained within the Current Operating Agreement. Upon consummation of the transactions contemplated by this Agreement, Buyer will own the Purchased Interest, free and clear of all Encumbrances, except Encumbrances contained within the Amended and Restated Operating Agreement.
(b)All of the Interests in SLG were issued in compliance with applicable Laws. No Interests were issued in violation of any agreement, arrangement or commitment to which SLG or Co-op is a party or is subject to or in violation of any preemptive or similar rights of any Person.
(c)Except as provided in the Current Operating Agreement and the ADM Redemption Agreement, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the membership interests of SLG or obligating SLG, Co-op or ADM to issue or sell any membership interests of, or any other interest in, SLG. SLG does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Except for the Current Operating Agreement and the ADM Redemption Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the membership interests in SLG.
Section III.4No Subsidiaries. Except as set forth on Section 3.04 of the Disclosure Schedules, SLG does not own, or have any capital stock or other equity, ownership or profit sharing interests in any other Person, or the right or obligation to acquire any capital stock or other equity, ownership or profit sharing interests in any other Person.
Section III.5No Conflicts; Consents. The execution, delivery and performance by SLG and Co-op of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of SLG or Co-op; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to SLG or Co-op; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which SLG or Co-op is a party or by which SLG or Co-op is bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets or business of SLG; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of SLG. Except as set forth in Section 3.05 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to SLG or Co-op in connection with the execution and delivery of this Agreement and the Ancillary Documents to which SLG or Co-op is or will be a party and the consummation of the transactions contemplated hereby and thereby.
Section III.6Financial Statements. Complete copies of SLG’s audited financial statements consisting of the balance sheet of SLG as of January 31 in each of the fiscal years 2022, 2023 and 2024 and the related statements of comprehensive income, cash flows, and members’ capital for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet SLG as at September 30, 2024 and related income statement for the eight-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Buyer. Except as set forth in Section 3.06 of the Disclosure Schedules, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of SLG, and fairly present in all material respects the financial condition of SLG as of the respective dates they were prepared and the results of the operations of SLG for the periods indicated. The balance sheet of SLG as of January 31, 2024 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of SLG as of September 30, 2024 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” SLG maintains a standard system of accounting established and administered in accordance with GAAP.
Section III.7Undisclosed Liabilities. SLG has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those that are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.
Section III.8Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, the business of SLG has been conducted in the ordinary course of business consistent with past practice, and there has not been, with respect to SLG, any:

(a)except as set forth in Section 3.08(a) of the Disclosure Schedules, event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)amendment of Organizational Document of SLG;
(c)split, combination or reclassification of any membership interests;
(d)issuance, sale or other disposition of any of its membership interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its membership interests;
(e)except pursuant to the ADM Redemption Agreement, declaration or payment of any dividends or distributions on or in respect of any of its membership interests or redemption, purchase or acquisition of its membership interests;
(f)material change in any method of accounting or accounting practice of SLG, except as required by GAAP or as disclosed in the notes to the Financial Statements;
(g)material change in SLG’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(h)except as set forth in Section 3.08(h) of the Disclosure Schedules, entry into any Contract that would constitute a Material Contract;
(i)except as set forth in Section 3.08(i) of the Disclosure Schedules, incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;
(j)transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;
(k)transfer or assignment of or grant of any license or sublicense under or with respect to any SLG Intellectual Property or SLG IP Agreements;
(l)abandonment or lapse of or failure to maintain in full force and effect any SLG IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality of any Trade Secrets included in SLG Intellectual Property;
(m)material damage, destruction or loss (whether or not covered by insurance) to its property;

(n)except as set forth in Section 3.08(n) of the Disclosure Schedules, capital investment in, or loan to, any other Person;
(o)except with respect to the CoBank Indebtedness and Liabilities, acceleration, termination, material modification to or cancellation of any Material Contract to which SLG is a party or by which it is bound;
(p)material capital expenditures;
(q)imposition of any Encumbrance (other than Permitted Encumbrances) upon any of SLG’s properties, membership interests or assets, tangible or intangible;
(r)except as set forth on Section 3.08(r) of the Disclosure Schedules, (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements, required by applicable Law or in the ordinary course of business consistent with past practices, (ii) except in the ordinary course of business, change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $100,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;
(s)hiring or promoting of any person with a salary (or expected total compensation exclusive of benefits) in excess of $100,000;
(t)except as set forth in Section 3.08(t) of the Disclosure Schedules adoption, modification or termination of any (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;
(u)loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its current or former members, directors, officers or employees;
(v)entry into a new line of business or abandonment or discontinuance of any existing line of business;
(w)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(x)purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $250,000, individually (in the case of a lease, per annum) or $500,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;
(y)except for the APC Merger, acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business of any Person or any division thereof;
(z)action by SLG to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or
(aa)Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section III.9Material Contracts.
(a)Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of SLG (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all SLG IP Agreements, being “Material Contracts”):
(i)each Contract of SLG involving aggregate consideration in excess of $200,000 and which, in each case, cannot be cancelled by SLG without penalty or without more than 90 days’ notice;
(ii)all Contracts that require SLG to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;
(iii)all Contracts that provide for the indemnification by SLG of any Person or the assumption of any Tax, environmental or other Liability of any Person;
(iv)all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(v)all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which SLG is a party;
(vi)all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which SLG is a party and that are not cancellable without material penalty or without more than 90 days’ notice

(vii)except for Contracts relating to trade payables, all Contracts relating to Indebtedness (including guarantees) of SLG;
(viii)all Contracts with any Governmental Authority to which SLG is a party (“Government Contracts”);
(ix)all Contracts that limit or purport to limit the ability of SLG to compete in any line of business or with any Person or in any geographic area or during any period of time;
(x)any Contracts to which SLG is a party that provide for any joint venture, partnership or similar arrangement by SLG;
(xi)all Contracts between or among SLG on the one hand and Co-op or any Affiliate of Co-op (other than SLG) on the other hand;
(xii)all Contracts between or among SLG on the one hand and ADM or any Affiliate of ADM on the other hand;
(xiii)all collective bargaining agreements or Contracts with any Union to which SLG is a party;
(xiv)all facility management or similar Contracts; and
(xv)any other Contract that is material to SLG and not previously disclosed pursuant to this Section 3.09.
(b)Each Material Contract is in full force and effect and is a legal, valid and binding agreement enforceable against SLG and, to SLG’s Knowledge, the other party or parties thereto, in accordance with its terms. Except as set forth in Section 3.09(b) of the Disclosure Schedules, none of SLG or, to SLG’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default by SLG under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Accurate copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.
(c)Attached as Section 3.09(c) of the Disclosure Schedules is a complete and accurate list, as of the end of the Business Day before the Effective Date, of all grain or other commodities to be purchased by SLG, a list of all grain or other commodities to be sold by SLG, and the relevant terms associated with these purchases and sales (including price, delivery dates, etc.).
Section III.10Title to Assets; Real Property.

(a)SLG has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and Personal Property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date (including all Real Property and Personal Property subject to a facility management or similar Contract), other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All properties and assets owned by SLG (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
(i)those items set forth in Section 3.10(a) of the Disclosure Schedules;
(ii)liens for Taxes not yet due and payable;
(iii)mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and that are not, individually or in the aggregate, material to the business of SLG;
(iv)easements, rights of way, zoning ordinances and other similar encumbrances of record affecting Real Property; or
(v)other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice.
(b)Section 3.10(b) of the Disclosure Schedules lists: (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by SLG, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, SLG has delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which SLG acquired such Real Property, and copies of all of the title insurance policies, opinions, abstracts and surveys in the possession of SLG or Co-op and relating to the Real Property. With respect to leased Real Property, SLG has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. SLG is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of SLG’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, Permit or agreement. Except as set forth in Section 3.10(b) of the Disclosure Schedules, no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than SLG. There are no Actions pending nor, to SLG’s Knowledge, threatened against or affecting the

Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.
Section III.11Condition and Sufficiency of Assets. Except as set forth in Section 3.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible Personal Property of SLG are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except as set forth in Section 3.11 of the Disclosure Schedules, the Property of SLG and all Real Property and Personal Property subject to the Facilities Management Agreement is sufficient for the continued conduct of SLG’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of SLG as currently conducted.
Section III.12Intellectual Property.
(a)Section 3.12(a) of the Disclosure Schedules contains a correct, current, and complete list of: (i) all SLG IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all unregistered Trademarks included in SLG Intellectual Property; (iii) all proprietary Software of SLG; and (iv) all other SLG Intellectual Property used or held for use in SLG’s business as currently conducted.
(b)Section 3.12(b) of the Disclosure Schedules contains a correct, current, and complete list of all SLG IP Agreements, specifying for each the date, title, and parties thereto, and separately identifying SLG IP Agreements: (i) under which SLG is a licensor or otherwise grants to any Person any right or interest relating to any SLG Intellectual Property; (ii) under which SLG is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) that otherwise relate to SLG’s ownership or use of Intellectual Property, in each case identifying the Intellectual Property covered by such SLG IP Agreement. SLG has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all SLG IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each SLG IP Agreement is a legal, valid and binding Contract on SLG in accordance with its terms and is in full force and effect. Except as set forth in Section 3.12(b) of the Disclosure Schedules, neither SLG nor, to SLG's Knowledge, any other party thereto is, or is alleged to be, in breach of or default under any SLG IP Agreement. SLG has not provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any SLG IP Agreement.

(c)SLG is the sole and exclusive legal and beneficial, and with respect to SLG IP Registrations, record, owner of all right, title, and interest in and to SLG Intellectual Property, and has a valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of SLG’s business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. All assignments and other instruments necessary to establish, record, and perfect SLG’s ownership interest in SLG IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.
(d)Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or, except as set forth in Section 3.12(d) of the Disclosure Schedules, require the consent of any other Person in respect of, SLG’s right to own or use any SLG Intellectual Property or Licensed Intellectual Property.
(e)All SLG Intellectual Property and Licensed Intellectual Property are valid and enforceable, and all SLG IP Registrations are subsisting and in full force and effect. SLG has taken all reasonably necessary steps to maintain and enforce SLG Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in SLG Intellectual Property. All filings and fees related to SLG IP Registrations required to maintain their enforceability have been submitted and paid to the relevant Governmental Authorities or authorized registrars.
(f)The conduct of SLG’s business as currently and formerly conducted, including the use of SLG Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of SLG have not infringed, misappropriated or otherwise violated the Intellectual Property or other rights of any Person. To SLG’s Knowledge, no Person has infringed, misappropriated or otherwise violated any SLG Intellectual Property or Licensed Intellectual Property.
(g)Except as set forth on Section 3.12(g) of the Disclosure Schedules, there are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), pending, or, to SLG’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by SLG of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any SLG Intellectual Property or Licensed Intellectual Property or SLG’s right, title, or interest in or to any SLG Intellectual Property or Licensed Intellectual Property; or (iii) by SLG or by the owner of any Licensed Intellectual Property against SLG alleging any infringement, misappropriation, or other violation by any Person of SLG Intellectual Property or such Licensed Intellectual Property. To SLG’s Knowledge, no circumstances exist that could reasonably be expected to give rise to any such Action. SLG is not subject to any Governmental Order that does or could reasonably be expected to restrict or impair the use of any SLG Intellectual Property or Licensed Intellectual Property.

(h)Section 3.12(h) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used in SLG’s business. SLG has complied in all material respects with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, pending or, to SLG’s Knowledge, threatened, alleging any (i) breach or other violation of any Platform Agreement by SLG or (ii) defamation, violation of publicity rights of any Person, or any other violation by SLG in connection with its use of social media.
(i)All SLG IT Systems are in good working condition and are sufficient for the operation of SLG’s business as currently conducted. Except as disclosed in Section 3.12(i) of the Disclosure Schedules, in the past five (5) years, there has been no malfunction, failure, continued substandard performance, denial of service, or other cyber incident, including any cyberattack, or other impairment of SLG IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of SLG and that has not been remedied. SLG has taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of SLG IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.
(j)SLG has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of SLG’s business. Except as set forth in Section 3.12(j) of the Disclosure Schedules, in the past five (5) years, SLG has not (i) experienced any data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning (A) SLG’s collection, use, processing, storage, transfer, or protection of personal information or (B) violation of any applicable Law concerning privacy, data security, or data breach notification, and to SLG’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.
Section III.13Inventory. Subject to reserves for obsolete, damaged and unsaleable inventory reflected in the Interim Balance Sheet, all inventory of SLG, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business and in the same material condition as when it acquired such inventory. Except as set forth in Section 3.13 of the Disclosure Schedules, all such inventory is owned by SLG free and clear of all Encumbrances, other than Permitted Encumbrances, and no inventory is held on a consignment basis. SLG has conducted a count of all inventory at its facilities, as of October 31, 2024, and a copy thereof has been provided to Buyer.
Section III.14Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the Interim Balance Sheet Date (a) have arisen from bona fide transactions entered into by SLG involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of SLG not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of SLG have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.
Section III.15Customers and Suppliers.
(a)Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to SLG for goods or services rendered in an amount greater than or equal to $2,000,000 for each of the two most recent fiscal years (collectively, the “Material Customers”) and (ii) the amount of consideration paid by each Material Customer during such periods. SLG has not received any written (or, to SLG’s Knowledge, oral) notice that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with SLG.
(b)Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom SLG has paid consideration for goods or services rendered in an amount greater than or equal to $2,000,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”) and (ii) the amount of purchases from each Material Supplier during such periods. SLG has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to SLG or to otherwise terminate or materially reduce its relationship with SLG.
Section III.16Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and Personal Property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by SLG relating to the assets, business, operations, employees, officers and directors of SLG (collectively, the “Insurance Policies”) and true and complete copies of the Insurance Policies have been made available to Buyer. The Insurance Policies are in full force and effect and consummation of the transactions contemplated by this Agreement will not cause a termination of any of the Insurance Policies. SLG has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Insurance Policies. All premiums due on the Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. Except as set forth in Section 3.16 of the Disclosure Schedules, the Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of SLG. All Insurance Policies (a) are valid and binding in accordance with their terms, (b) are provided by carriers who, to SLG’s Knowledge, are financially solvent, and (c) have not been subject to any lapse in coverage. Except as set forth in Section 3.16 of the Disclosure Schedules, there are no claims related to the business of SLG pending under any Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. SLG is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are sufficient for compliance with all applicable Laws and Material Contracts.
Section I.1Legal Proceedings; Governmental Orders.
(a)Except as set forth in Section 3.17 of the Disclosure Schedules, there are no Actions pending or, to SLG’s Knowledge, threatened (a) against or by SLG or affecting any of its properties or assets (or by or against Co-op and relating to its ownership in SLG or any of Co-op’s assets used by SLG) or (b) against or by SLG, Co-op or any Affiliate of SLG that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. Except as set forth in Section 3.17 of the Disclosure Schedules, to SLG’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b)There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting SLG or any of its properties or assets. To SLG’s Knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.
(c)Except as set forth in Section 3.17(c) of the Disclosure Schedules, SLG has fully implemented the recommendations from FTI Consulting, Inc. set forth in its “FTI Engagement Final Results” dated October 16, 2023.
Section III.17Compliance With Laws; Permits.
(a)SLG has complied in all material respects, and is now complying, with all Laws applicable to it or its business, properties or assets.
(b)All Permits required for SLG to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to SLG, including the names of the Permits and their respective dates of issuance and expiration. SLG has complied and is now complying in all material respects with the terms of all Permits listed on Section 3.18(b) of the Disclosure Schedules. To SLG’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.
Section III.18Environmental Matters.

(a)Other than as set forth in Section 3.19(a) of the Disclosure Schedules, SLG is currently and has been in compliance in all material respects with all Environmental Laws, and neither SLG nor Co-op has, received from any Person any (i) Environmental Notice or Environmental Claim or (ii) written request for information pursuant to Environmental Law, that, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Effective Date.
(b)SLG and Co-op have obtained and are in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) required for the ownership, lease, operation or use of the business or assets of SLG as currently carried out (including assets subject to a facility management or similar Contract) and all such Environmental Permits are valid and in full force and effect in accordance with Environmental Law. With respect to any such Environmental Permits, SLG and Co-op have undertaken all measures necessary to facilitate transferability of the same, and neither SLG nor Co-op has received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of such Environmental Permits.
(c)Other than as set forth in Section 3.19(c) of the Disclosure Schedules, no real property currently or formerly owned, operated, leased or used by SLG or its predecessors is (i) subject to any continuing investigation, remediation or monitoring obligations pursuant to any Governmental Order or voluntary agreement with a Governmental Authority or (ii) listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.
(d)Except as set forth in Section 3.19(d) of the Disclosure Schedules, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of SLG or any real property currently or formerly owned, operated, leased or used by SLG (including assets subject to a facility management or similar Contract), and neither SLG nor Co-op has received an Environmental Notice that any real property currently or formerly owned, operated, leased or used in connection with the business of SLG (including soils, groundwater, wetlands, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material that could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by,
Co-op or SLG.
(e)Section 3.19(e) of the Disclosure Schedules contains a complete and accurate list of all active, abandoned or removed aboveground or underground storage tanks, oil-water separators, sump pits, impoundments or waste disposal areas owned or operated by SLG or Co-op.
(f)Section 3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by SLG or Co-op and any predecessors as to which SLG or Co-op may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither Co-op nor SLG has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by SLG or Co-op.
(g)Neither Co-op nor SLG has retained or assumed, by Contract or operation of Law, any liabilities or obligations of third parties, including any Governmental Authority, under Environmental Law.
(h)SLG has provided or otherwise made available to Buyer and listed in Section 3.19(h) of the Disclosure Schedules all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of SLG or any real property currently or formerly owned, operated, leased or used by SLG that are in the possession or control of Co-op or SLG related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials
(i)To SLG’s Knowledge, there is no condition, event or circumstance concerning the Release or regulation of Hazardous Materials, or any active or pending investigation by any Governmental Authority, that might, after the Effective Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of SLG as currently carried out.
(j)SLG owns and controls all Environmental Attributes (a complete and accurate list of which is set forth in Section 3.19(j) of the Disclosure Schedules) and except for Encumbrances granted to CoBank, SLG has not entered into any Contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof.
(k)There has been no Action involving a nuisance claim relating to odor, noise, stormwater, leachate, groundwater or other matters potentially affecting third parties or off-site real property.
(l)No real property owned, operated or leased by SLG is subject to any engineering controls, institutional controls, or other activity use limitations or environmental use restrictions pursuant to Environmental Laws
Section III.19Employee Benefit Matters.
(a)Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, equity or equity-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit, housing, and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, that is or has been maintained, sponsored, contributed to, or required to be contributed to by SLG in the past six (6) years for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of SLG or any spouse or dependent of such individual, or under which SLG or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”). SLG has separately identified in Section 3.20(a) of the Disclosure Schedules each Benefit Plan that contains a change in control provision.
(b)With respect to each Benefit Plan, SLG has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, U.S. Department of Labor, U.S. Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.
(c)Each Benefit Plan and any related trust has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code, the Affordable Care Act and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion or advisory letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. All benefits, contributions, and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued, under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. Nothing has occurred up to the Effective Date with respect to any Benefit Plan that has subjected or could reasonably be expected to subject SLG or any of its ERISA Affiliates or, with respect to any period on or after the Effective Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.
(d)Section 3.20(a) of the Disclosure Schedules separately identifies each Benefit Plan that is a defined benefit plan (as defined in Section 3(35) of ERISA), a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA), or that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. Neither SLG nor any ERISA Affiliate has incurred or could incur any actual or contingent liability under Title IV of ERISA. No event has occurred and, to SLG’s Knowledge, no condition exists, that has subjected, or would reasonably be expected to subject, SLG or any of its ERISA Affiliates to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or any other applicable Law, either directly or by reason of SLG’s affiliation with any ERISA Affiliate.
(e)Except as disclosed in Section 3.20(e) of the Disclosure Schedules, each Benefit Plan can be amended, terminated or contributions may be otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, SLG or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. SLG has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.
(f)Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither SLG nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.
(g)There is no pending or, to SLG’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the five years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.
(h)There has been no amendment to, announcement by Co-op, SLG or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. None of Co-op, SLG, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.
(i)Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. SLG does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.
(j)Each individual who is classified by SLG as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.
(k)Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of SLG to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of SLG to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. SLG has made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.
Section III.20Employment Matters.
(a)Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of SLG as of the date hereof,

including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of SLG for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Adjusted Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of SLG with respect to any compensation, commissions, bonuses or fees.
(b)None of the employees of SLG are represented by a labor union with respect to their employment with SLG. SLG is not, and has not been for the past ten (10) years, a party to, or bound by, any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”). No Union represents any employee or group of employees of SLG, nor has been recognized to do so. To SLG’s Knowledge, no Union or group of employees is engaged in or seeking to be engaged in collective bargaining or other union organizing activity with respect to the employees of SLG, and to SLG’s Knowledge no such activity has occurred in the past ten years. There is not pending nor has there been for the past ten (10) years, any labor strike, work slowdown, work stoppage, lockout, concerted refusal to work overtime, or other material labor dispute with respect to any group of SLG employees.
(c)Except as set forth in Section 3.21(c) of the Disclosure Schedules, SLG is not a defendant, respondent, or party to any pending Action alleging that SLG and/or any officer, director, member, employee, or agent has violated any Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, and paid sick leave. SLG has no workers who are classified as independent contractors.
(d)All employees of SLG classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. SLG has not received any claim, threatened claim, notice, or allegation in any form from any former employee or any Governmental Authority that any employee classified as exempt has been classified incorrectly as a matter of applicable Law.
(e)SLG has complied with the WARN Act;
(f)To SLG’s Knowledge, there are no Actions threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of SLG, including any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, or any other employment related matter arising under applicable Laws.
(g)Each employee of SLG hired after November 8, 1986, and employed in the United States, has completed and SLG has retained an Immigration and Naturalization Service Form I-9 in accordance with applicable rules and regulations. No current employee of SLG is (a) a non-immigrant employee whose status would terminate or otherwise be affected by the transaction consummated under this Agreement or (b) an alien who is authorized to work in the United States in non-immigrant status. SLG has not received notice or other communication from any Governmental Authority regarding any unresolved violation or alleged violation of any applicable Law relating to the hiring, recruiting, employing of (or continuing to employ) anyone who is not legally authorized to work in the United States.
(h)Throughout the past five (5) years, SLG has not engaged in any plant closing, mass layoff, workforce reduction or other action that has resulted or could result in liability under the WARN Act or any similar state or local Law addressing advance notice of any plant closing, mass layoff, or workforce reduction and has not issued any notice that any such action is to occur in the future. SLG does not have any current plans to engage in a plant closing, mass layoff, or other action requiring the issuance of any notice pursuant to any applicable federal or state WARN Act within ninety (90) days after the execution of this Agreement.
(i)With respect to each Government Contract, SLG is and has been in compliance in all material respects with all applicable Contract requirements relating to workers, including state and federal executive orders such as Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. SLG maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. SLG is not, and has not been for the past five years, the subject of any audit, investigation or enforcement Action by any Governmental Authority in connection with any Government Contract or related compliance with any applicable Contract requirements relating to workers, including all state and federal executive orders, E.O. 11246, Section 503 or VEVRAA. SLG has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor. SLG is in compliance with and has complied with all immigration laws, including any applicable mandatory E-Verify obligations.

Section III.21Taxes.
(a)All Tax Returns required to be filed on or before the Effective Date by SLG have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by SLG (whether or not shown on any Tax Return) have been, or will be, timely paid.
(b)SLG has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c)No claim has been made by any taxing authority in any jurisdiction where SLG does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(d)No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of SLG.
(e)The amount of SLG’s Liability for unpaid Taxes for all periods ending on or before the Interim Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of SLG’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements will not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of SLG (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
(f)Section 3.22(f) of the Disclosure Schedules sets forth:
(i)the taxable years of SLG as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;
(ii)those years for which examinations by the taxing authorities have been completed; and
(iii)those taxable years for which examinations by taxing authorities are presently being conducted.
(g)All deficiencies asserted, or assessments made, against SLG as a result of any examinations by any taxing authority have been fully paid.
(h)SLG is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.
(i)SLG has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, SLG for all Tax periods ending after December 31, 2019.
(j)There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of SLG.
(k)SLG is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.
(l)No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to SLG.
(m)SLG has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. SLG has no Liability for Taxes of any Person (other than SLG) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.
(n)SLG is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(o)No property owned by SLG is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.
(p)SLG is, and since the date of its formation has been, treated as a partnership for U.S. federal and other applicable income Tax purposes. SLG does not presently have any liability on account of an “imputed underpayment” of Taxes within the meaning of Section 6225 of the Code.
(q)ADM has delivered to SLG a duly completed and executed IRS Form W-9 certifying that ADM is not (i) a foreign person within the meaning of Code Section 1445 or 1446(f) or (ii) subject to U.S. backup withholding.
Section III.22CARES Act. (a) Except as set forth in Section 3.23(a) of the Disclosure Schedules, SLG has not (1) received any funds or granted or incurred any Indebtedness, (2) deferred any payroll Taxes or other obligations or (3) availed itself of any of the other Tax deferral or credits or other benefits, in each case, pursuant to the CARES Act and COVID Relief Programs and (b) no officer or executive of SLG is currently subject to the compensation restrictions set forth in Section 4004 of the CARES Act and COVID Relief Programs (or any similar provision of applicable Law).

Section III.23Books and Records. The minute books and ownership record books of SLG, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. To SLG’s Knowledge, the minute books of SLG contain accurate and complete records of all material meetings, and actions taken by written consent of, the members, the board of directors and any committees of the board of directors of SLG, and no meeting, or action taken by written consent, of any such members, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of SLG.
Section III.24Related Party Transactions. Except as set forth on Section 3.25 of the Disclosure Schedules, there are no Contracts or other arrangements involving SLG in which SLG, Co-op, their respective Affiliates, or any of its or their respective directors, or officers, or any immediate family members thereof is a party, has a financial interest, or otherwise owns or leases any material asset, property, or right which is used by SLG.
Section III.25Brokers. Except for SLG’s obligations to Ascendant Partners, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of SLG or Co-op.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to SLG and Co-op that the statements contained in this ARTICLE IV are true and correct as of the Effective Date.
Section IV.1Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Ohio. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by SLG and Co-op) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by the Equitable Exceptions. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by the Equitable Exceptions.
Section IV.2No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, or result in a violation or breach of or constitute a default under, any Contract to which Buyer is a party the result of which would interfere with, preclude or have a material adverse effect upon the transactions contemplated by this Agreement. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents to which Buyer is or will be a party and the consummation of the transactions contemplated hereby and thereby.
Section IV.3Investment Purpose. Buyer is acquiring the Purchased Interest solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Purchased Interest is not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Purchased Interest may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.
Section IV.4Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.
Section IV.5Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price (including any adjustment amounts that may become payable by Buyer under Section 2.03) and consummate the transactions contemplated by this Agreement.
Section IV.6Legal Proceedings. There are no Actions pending or, to Buyer’s Knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
Section IV.7Non-Reliance. Buyer acknowledges that it and its Representatives have been permitted full and complete access to the books and records, facilities, equipment, Tax Returns, Contracts, and other properties and assets of SLG, that Buyer and its Representatives have desired or requested to see or review, and that Buyer and its Representatives have had a full opportunity to meet with the officers and directors of SLG to discuss SLG’s business. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and SLG’s and Co-op’s representations and warranties set forth in this Agreement, and without limiting the foregoing, Buyer has not relied on any other representation or warranty (except for SLG’s and Co-op’s representations and warranties made in this Agreement). Buyer acknowledges that, except for the representations and warranties contained in this Agreement, it has not relied on any other express or implied representation or warranty or other statement made by or on behalf of SLG, Co-op or any of their respective Affiliates.

Section IV.8Accredited Investor Status. Buyer is an “accredited investor,” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Buyer agrees to furnish any additional information requested by SLG to assure compliance with applicable U.S. federal and state securities laws in connection with the purchase and sale of the Purchased Interest.
ARTICLE V
COVENANTS
Section V.1Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party will make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.
Section V.2Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
Section V.3Cron Lawsuit. Notwithstanding anything in Section 6.05 of the ADM Redemption Agreement, from and after the Closing Date, Co-op will reimburse SLG on a monthly basis for all third-party costs and expenses actually incurred by SLG in obtaining, collecting on and/or enforcing any judgement or settlement and negotiating, documenting, collecting or enforcing settlement of the Cron Lawsuit (as that term is defined in the ADM Redemption Agreement). SLG shall promptly pay to Co-op any amounts received by SLG from settlement, judgment, or otherwise related to or arising out of the Cron Lawsuit.
Section V.4Termination of Management and Personnel Services Agreement. The term “Management and Personnel Services Agreement” means and refers to the Management and Personnel Services Agreement, dated January 1, 2006, between SLG (as successor to United Prairie Ag, LLC) and Co-op (as successor to Cropland Co-op, Inc.). SLG and Co-op agree that as of the Effective Date the Management Agreement and Personnel Services Agreement will be terminated and be of no further force and effect and SLG and Co-op will have no further rights, duties, responsibilities or obligations under the Management and Personnel Services Agreement. SLG and Co-op hereby irrevocably and unconditionally release, cancel, and forever discharge the other Party, and each of the other Party’s current, former and future managers, members, shareholders, officers, directors, employees, subsidiaries, affiliates, agents, representatives, assigns and successors (collectively, the “Released Parties”), from all claims, complaints, causes of action, demands, damages, obligations, liabilities, losses, promises, agreements, controversies, penalties, expenses, and executions of any kind or nature whatsoever, whether known or unknown, actual or potential, whether arising in law or in equity in respect of the Management and Personnel Services Agreement (collectively, “Claims”), which such releasing Party may have, may have had, or may in the future obtain, against the Released Parties. Co-op hereby represents and warrants to SLG that: (i) Co-op does not have any Claims under the Management and Personnel Services Agreement; and (ii) following the termination of the Management and Personnel Services Agreement, all fees and other consideration due and payable to Co-op thereunder will have been paid in full and Co-op has no right to receive, and SLG will have no obligation to pay, any further payments under the Management and Personnel Services Agreement.
Section V.5Hansen-Mueller Facilities. From and after the Closing, SLG and Co-op will use commercially reasonable efforts to enter into and close the sale by Co-op to SLG of the following locations owned by Co-op in Kansas: Sublette (North), 1182 Road Q, Hugoton, KS 67951; Hugoton (North), 19829 Road T, Kismet, KS 67895; and Kismet, 1320 Road 0, Sublette, KS 67877, which are currently leased by Co-op to SLG pursuant to a Lease Agreement dated June 7, 2021. The purchase price for such sale would be $14,710,000. The Parties contemplate that the form of the purchase agreement for the transaction contemplated by this Section 5.05 will be as set forth in Exhibit D.
ARTICLE VI
INDEMNIFICATION
Section VI.1Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Effective Date; provided, that the Fundamental Representations shall survive for the applicable statute of limitations. All covenants and agreements of the Parties contained herein shall survive the Closing for the longer of the applicable statute of limitations or the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from a Party to the other Party or Parties, as the case may be, prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved by written agreement of the Parties, a final order of a court of competent jurisdiction or abandonment by the Party giving such notice. The Party giving such notice shall diligently pursue resolution of such claims.
Section VI.2Indemnification by SLG and Co-op. Subject to the other terms and conditions of this ARTICLE VI, including Section 6.05, from and after Closing, SLG and Co-op shall jointly and severally indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy in or breach of any of the representations or warranties of SLG or Co-op contained in this Agreement;

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by SLG or Co-op pursuant to this Agreement, including the obligation of
Co-op to pay Transaction Expenses pursuant to Section 9.01;
(a)any failure by SLG to hold all SPCCs in compliance with Laws; and
(b)all matters relating to, arising out of, or in connection with (1) the Action (and any related or follow on Action) titled Belle Lopez vs. Skyland Grain, L.L.C., filed in the US. District Court for the District of Kansas, (2) any Action directly or indirectly relating to, arising out of, or in connection with, in whole or in part, the acts alleged in item (1) above or the data breach outlined in the Mandiant Investigation Summary dated June 3, 2024.
Section VI.3Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VI, from and after Closing, Buyer shall indemnify and defend each of SLG and Co-op and their respective Affiliates and their respective Representatives (collectively, the “SLG Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, SLG Indemnitees based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or
(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.
Section VI.4Tax Indemnification. Except to the extent treated as a liability in the calculation of Adjusted Closing Working Capital, from and after Closing, Co-op shall indemnify SLG, Buyer, and each Buyer Indemnitee and hold them harmless from and against: (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.23; (b) all Taxes of SLG or relating to the business of SLG for all Pre-Closing Tax Periods, including, for the avoidance of doubt, the portion of any Straddle Period ending on the Effective Date determined in accordance with Section 7.02 (including, for this purpose, any “imputed underpayment” within the meaning of Section 6225 of the Code (or any similar or corresponding provision of state, local or foreign Law) paid or payable by SLG relating or attributable to a Pre-Closing Tax Period); (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which SLG (or any predecessor of SLG) is or was a member on or prior to the Effective Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; (d) any and all Taxes of any Person imposed on SLG arising under the principles of transferee or successor liability or by Contract, relating to an event or transaction occurring on or before the Effective Date; and (e) any out-of-pocket fees and expenses (including reasonable attorneys’ and accountants’ fees) incurred in connection therewith. In each of the above cases, Co-op shall reimburse Buyer for any Taxes of SLG that are the responsibility of Co-op pursuant to this Section 6.04 within ten (10) Business Days after the later of (a) a final determination that a Tax is payable by Buyer or SLG and the actual payment thereof or (b) written demand for payment given by Buyer to Co-op. The aggregate amount of all Losses for which Co-op shall be liable under this Section 6.04 shall not exceed the Purchase Price.
Section VI.5Certain Limitations. The party making a claim under this ARTICLE VI is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VI is referred to as the “Indemnifying Party”. The indemnification provided for in Section 6.02 and Section 6.03 shall be subject to the following limitations:
(a)The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 6.02(a) or Section 6.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 6.02(a) or Section 6.03(a), as applicable, exceeds three hundred thousand dollars ($300,000) (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.
(b)The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 6.02(a) or Section 6.03(a) as the case may be, shall not exceed ten million dollars ($10,000,000).
(c)Notwithstanding the foregoing, the limitations set forth in Section 6.05(a) and Section 6.05(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach by SLG of any of the SLG Fundamental Representations, by Co-op of any of the Co-op Fundamental Representations or by Buyer of any of the Buyer Fundamental Representation, as the case may be.
(d)For purposes of this ARTICLE VI (including for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty and for calculating the amount of any Loss with respect thereto), any inaccuracy in or breach of any representation or warranty will be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
(e)Payments by an Indemnifying Party pursuant to Section 6.02, Section 6.03, 6.04 or ARTICLE VI in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such claim.
(f)Each Indemnified Party shall take all steps required by applicable Law to mitigate any Loss.
Section VI.6Indemnification Procedures.
(a)If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such

Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 6.06(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 6.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. SLG and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.
(b)Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 6.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the

Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.06(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section VI.7Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section VI.8Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, will not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 6.02 or Section 6.03, as the case may be.
Section VI.9Setoff. In addition to any rights and remedies Buyer has hereunder, at law or in equity, if Co-op fails to pay when due any amount owed under this Agreement to Buyer, Buyer may in its sole and complete discretion (and without regard to the terms or restrictions in the Amended and Restated Operating Agreement, which terms and restrictions the Parties hereby waive) satisfy all or any portion of the amount owed by setoff against
Co-op’s membership interest in SLG (including the withholding and payment of any distributions otherwise payable by SLG to Co-op). For purposes of this Section 6.09, the valuation of Co-op’s membership interest will be equal to the Fair Market Value of the membership interest. The exercise of any setoff right in good faith, whether or not ultimately determined to be proper, will not constitute a breach or an event of default of this Agreement or any other agreement.
Section VI.10Exclusive Remedies. Subject to and except for Section 9.12, the Parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims of Fraud against a Party hereto committing Fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VI. In furtherance of the foregoing, each Party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties arising under or based upon any Law, except pursuant to Section 9.12 or the indemnification provisions set forth in this Article VI. Nothing in this Agreement shall limit any Person’s right to (i) seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.12 or (ii) pursue a claim of Fraud.
ARTICLE VII
ENVIRONMENTAL INDEMNITY
Section VII.1Environmental Indemnification.
(a)Co-op covenants and agrees, at its sole cost and expense, to unconditionally indemnify, defend, protect, save and defend and hold harmless the Buyer Indemnitees against and from any and all Environmental Damages that may at any time be imposed upon, threatened against, incurred by or asserted or awarded against SLG or any Buyer Indemnitee arising directly or indirectly from or out of:
(i)SLG’s or Co-op’s failure to comply with any of the obligations and provisions of this ARTICLE VII or for any breach of the representations and warranties in Section 3.19 to the extent related to the Fuels Business;
(ii)the presence, exacerbation, Release or threatened Release of Hazardous Materials in violation of Environmental Law at, on, in, under, affecting or migrating or threatening to migrate to or from all or any portion of the Fuels Business;
(iii)the failure to conduct the investigation, remediation, monitoring and reporting that is required by a Governmental Authority to comply with Environmental Law and corresponding Environmental Permits and orders relating to the Fuels Business;
(iv)any violation of, or noncompliance with, or alleged violation of, or noncompliance with, Environmental Law, including any Environmental Permits,

orders or requirements in connection with conditions associated with the Fuels Business;
(v)the willful misconduct, error or omission or negligent act or omission of SLG or Co-op, or their agents, employees or contractors in connection with the operation of the Fuels Business;
(vi)any cost, fee, deposit or premium associated with applying for, enrolling in, and completing any available environmental fund or insurance program for the environmental equipment and tanks at or Hazardous Materials impacting the Fuels Business;
(vii)any judgment, Encumbrance, order, complaint, claim, penalty, fee, fine, deposit, premium, notice, citation, action, proceeding or investigation pending or threatened by or before any Governmental Authority or any private party litigant, including any environmental regulatory body, or before any court of law (including any private civil litigation) with respect to the Fuels Business, in connection with any Hazardous Materials, or any Environmental Law, including any Encumbrance existing or arising pursuant to any Environmental Law;
(viii)the enforcement of this Agreement or the assertion by SLG or Co-op of any defense to their obligations hereunder.
(b)Buyer may demand SLG and Co-op pay and the right to require SLG and Co-op to comply with and satisfy their obligations and liabilities under this Agreement, and may proceed against SLG or Co-op with respect thereto, without being required to attempt recovery first from any other Person, or resort to any other means of obtaining payment of the Environmental Damages. Any such demand may be made at any time coincident with or after the time for payment of any of the Environmental Damages. No liability or obligation of SLG or Co-op hereunder will be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of any other Person, against Buyer or against payment of the Environmental Damages, except as otherwise stated within this Agreement.
(c)Promptly after the receipt by Buyer of written notice of any demand or claim or the commencement of any Action concerning Buyer, SLG or Co-op in connection with the Fuels Business, Buyer will notify SLG and Co-op in writing thereof. The failure by Buyer promptly to give such notice will not relieve SLG or Co-op of any liability to Buyer hereunder.
(d)Upon prior written notice to SLG and Co-op, Buyer may, at the expense of SLG and Co-op (which expense will be included in Environmental Damages), employ separate counsel in any such action and participate in the defense thereof. If SLG or Co-op fail to discharge or undertake to defend Buyer against any Environmental Damages, Buyer may, at its reasonable option and election, defend or settle such Environmental Damages. The liability of SLG or Co-op to Buyer hereunder will be conclusively established by such settlement, provided such settlement is made in good faith, and the amount of such liability includes both the settlement consideration and the actual and reasonable costs and expenses, including attorneys’ fees and disbursements, incurred by Buyer or any Buyer Indemnitee in effecting such settlement. In such event, such settlement consideration, costs and expenses will be included in Environmental Damages and SLG or Co-op will pay the same as provided herein. Buyer’s good faith in any such settlement will be conclusively established if the settlement is made on the advice of independent legal counsel for Buyer.
(e)SLG and Co-op will not, without the prior written consent of Buyer, which consent will not be unreasonably withheld, conditioned or delayed: (i) settle or compromise any Action or consent to the entry of any judgment that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to Buyer and SLG of a full and complete written release of all applicable Buyer Indemnitees and SLG (in form, scope and substance satisfactory to Buyer in its reasonable discretion) from all liability in respect of such Action and a dismissal with prejudice of such Action; or (ii) settle or compromise any Action in any manner that may adversely affect Buyer or SLG or obligate Buyer or SLG to pay any sum or perform any obligation as determined by Buyer in its reasonable discretion.
Section VII.2Section 7.02    Indemnification Procedures. The indemnification procedures for Third-Party Claims and Direct Claims as set forth in Section 7.06 apply to this ARTICLE VII. The term “Environmental Damages” is to be interpreted as interchangeable with “Loss” in this Agreement solely for establishing indemnification procedures.
Section VII.3Survival. The obligations and liabilities of SLG and Co-op under this ARTICLE VII will survive five (5) years after the Effective Date; provided, however, if the Fuels Business is still owned or operated by SLG on such five (5) year anniversary, then the obligations and liabilities of SLG and Co-op under this ARTICLE VII will survive until ten (10) years after the Effective Date. The aggregate amount of all Losses for which SLG and Co-op shall be liable under this ARTICLE VII shall not exceed the Purchase Price.
ARTICLE VIII
TAX MATTERS
Section VIII.1Transfer Taxes. All real property transfer, sales, use, documentary stamp, registration and other similar Taxes, if any, arising from the transactions contemplated hereby (collectively, “Transfer Taxes”) will be borne by Co-op. Each of the Parties required to file any Tax Returns and other filings relating to any such Transfer Taxes will prepare and file such Tax Returns and other filings, and the other Party will reasonably cooperate, as and to the extent requested by such Party, with respect to the preparation and filing of such Tax Returns and other filings. Buyer, Co-op and their Affiliates will cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
Section VIII.2Certain Tax Elections.

(a)Buyer, Co-op and each of their respective Affiliates will cause (A) SLG (and any partnership or other pass-through entity in which SLG holds a beneficial interest) to make (or otherwise have in place) a Section 754 election on its U.S. federal income Tax Return (and any similar election on any applicable state or local income Tax Return) that would be in effect for the Tax period that includes the Effective Date and (B) the income, gains, losses, deductions, credits and other Tax items of SLG (and any partnership or other pass-through entity in which SLG holds a beneficial interest) to be allocated among Buyer (or its Affiliates, as applicable), ADM and Co-op using the “interim closing of the books” method within the meaning of Section 706(d)(1) of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of applicable state or local Tax Law) as of the end of the Effective Date (using the calendar day convention), and for such purpose, the taxable period of any partnership or other pass-through entity in which SLG holds a beneficial interest will be deemed to terminate at such time.
(b)If any audit, litigation or other proceeding with respect to Taxes of SLG for any Pre-Closing Tax Period results in an “imputed underpayment” under Section 6225 of the Code (or any similar or corresponding liability or provision of state or local Tax Law), Buyer, Co-op and each of their respective Affiliates shall cause SLG to make a “push out” election under Section 6226(a) of the Code (and any similar election under state or local Tax Law, if applicable) with respect to such underpayment; provided, however, that the failure to make any such election will not eliminate or reduce the obligations of Co-op pursuant to this Agreement (including ARTICLE VI).
Section VIII.3Straddle Periods. For all purposes of this Agreement, in the case of any Tax period that includes, but does not end on, the Effective Date (a “Straddle Period”), the amount of any Taxes of SLG (and any partnership or other pass-through entity in which SLG holds a beneficial interest) attributable to the portion of such Tax period ending on and including the Effective Date will be determined as follows:
(a)In respect of Taxes not based upon or measured by income, gains, sales, transactions, activities, or events, the amount of any Taxes that are attributable to the portion of such Straddle Period ending on and including the Effective Date will be deemed to be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction, (A) the numerator of which is the number of days in the portion of the Straddle Period ending on and including the Effective Date and (B) the denominator of which is the number of days in the entire Straddle Period.
(b)In respect of any other Taxes, the amount of Taxes that are attributable to the portion of such Straddle Period ending on and including the Effective Date will be determined based on an interim closing of the books as of the close of business on the Effective Date (and for such purpose and otherwise for the purposes of determining Liabilities for Taxes hereunder, the taxable period of any partnership will be deemed to end as of the close of business on the Effective Date); provided, however, that any item determined on an annual or periodic basis (such as deductions for depreciation) will be apportioned on a daily basis.
Section VIII.4Tax Treatment. For U.S. federal and applicable state and local income Tax purposes, the purchase of the Purchased Interest hereby and the redemption of the interests in the ADM Redemption Transaction is intended to be treated (i) in part as a “disguised sale” of SLG interests under the principles of Section 707 of the Code (i.e., as if Buyer had purchased Interests directly from ADM in exchange for the portion of the Purchase Price that is paid to ADM pursuant to Section 2.07 as consideration in the ADM Redemption Transaction pursuant to Sections 741, 751, and 1001 of the Code) and (ii) in part as if SLG newly issued Interests to Buyer in exchange for a portion of the Purchase Price pursuant to Section 721(a) of the Code. In connection with the acquisition of the Interests described in clause (i), SLG will prepare and deliver to Buyer a schedule showing an allocation of the Purchase Price (and any other amounts properly treated as consideration for applicable Tax purposes) among the assets of SLG in accordance with Sections 743(b), 755, and 1060 of the Code, which allocation will be subject to the written consent of Buyer (not to be unreasonably withheld, conditioned, or delayed). In connection with the acquisition of the Interests described in clause (ii), SLG will increase or decrease the capital accounts of the members to reflect a revaluation of partnership property in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f). SLG and Buyer will jointly agree with respect to any such adjustments and the adoption of any “allocation method” within the meaning of Treasury Regulations Section 1.704-3 with respect any “reverse Section 704(c) allocations” within the meaning of Treasury Regulations Section 1.704-3(a)(6)(i) resulting from such revaluation event.
ARTICLE I
MISCELLANEOUS
Section VI.1Expenses. Except as otherwise expressly provided herein all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Co-op will be responsible for all Transaction Expenses of SLG.
Section VI.2Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.02):

If to SLG:	Skyland Grain, L.L.C. 1125 W. Oklahoma Avenue, P.O. Box 947 Ulysses, Kansas 67880 Attention: Pete Goetzmann, Chief Executive Officer
with copies (which shall not constitute notice) to:	Marc Kliewer, General Counsel 1125 W. Oklahoma Avenue, P.O. Box 947 Ulysses, Kansas 67880 and Nyemaster Goode, P.C. 700 Walnut, Suite 1300 Des Moines, Iowa 50309 Attention: Rod Kubat

If to Co-op: with a copy (which shall not constitute notice) to:
Skyland Co-op, Inc.
P.O. Box 280
Johnson City, Kansas 67855
Attention: Wade Tucker, Chairman of the Board

and

Skyland Co-op, Inc.
1125 W. Oklahoma Avenue
Ulysses, Kansas 67880
Attention: Wade Tucker, Chairman of the Board

Merritt Law
Attn: Johnny Merritt
1201 Rio Grande Street, Suite 200
Austin, Texas 78701

The Andersons, Inc.
11350 Switzer Road, Suite 350
Overland Park, Kansas 66210
Attention: Bill Krueger, CEO

If to Buyer: with copies (which shall not constitute notice) to:	The Andersons, Inc. 11350 Switzer Road, Suite 350 Overland Park, Kansas 66210 Attention: Jason Phelps and Stinson LLP 1201 Walnut Street, Suite 2900 Kansas City, Missouri 64106 Attention: Scot Hill
Section VI.3Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section VI.4Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where such information is relevant. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by SLG that in and of itself, such information is material to or outside the ordinary course of the business. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.
Section VI.5Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section VI.6Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section VI.7Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control. Upon consummation of the Closing, the Confidentiality Agreement will automatically terminate.
Section VI.8Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section VI.9No Third-Party Beneficiaries. Except as provided in ARTICLE VI, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section VI.10Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section VI.11Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Kansas without giving effect to any choice or conflict of law provision or rule (whether of the State of Kansas or any other jurisdiction).
(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY OF WICHITA OR THE COURTS OF THE STATE OF KANSAS LOCATED IN THE COUNTY OF GRANT, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT,

THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section VI.12Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (including if the Parties fail to take such actions as are required to consummate the transactions contemplated hereby) or were otherwise breached. Each Party hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts described in Section 9.11(b) without proof of actual damages, in addition to any other remedy to which it is entitled at law or in equity. No Party will oppose the granting of an injunction, specific performance, or other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. No other Party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.12, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument. The right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, neither Party would have entered into this Agreement.
Section VI.13Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

SKYLAND GRAIN, L.L.C.
By_____________________ Name: Peter Goetzmann Title: CEO

THE ANDERSONS, INC.
By_____________________ Name: Bill Krueger Title: CEO

SKYLAND CO-OP, INC.
By_____________________ Name: Wade Tucker Title: Chairman of the Board

[Signature Page to Interest Purchase Agreement]

Exhibit A

Sample Working Capital Calculation

"[***]"

Exhibit A to the agreement has been redacted as it is both not material and confidential.

Exhibit B

Sample Calculation of Closing Indebtedness

"[***]"

Exhibit B to the agreement has been redacted as it is both not material and confidential.

Exhibit C

Producer Notes

"[***]"

Exhibit C to the agreement has been redacted as it is both not material and confidential.

Exhibit D

Form of Real Estate Purchase Agreement for Hansen-Mueller Facilities

"[***]"

Exhibit C to the agreement has been redacted as it is both not material and confidential.

Appendix I
Defined Terms

The following terms have the meanings specified or referred to below:
“Action” means any claim, cause of action, demand, counterclaim, action, suit, audit, investigation, arbitration, citation, summons, subpoena or proceeding of any kind.
“Adjusted Closing Working Capital” means (a) the Current Assets of SLG plus (b) $927,435 (representing an inventory shrink credit agreed to by the Parties) minus (c) the Current Liabilities of SLG plus (c) $302,036 (representing an adjustment based on seasonal expenses already incurred), in each case determined as of the beginning of business on the Effective Date.
“Adjusted Closing Working Capital Statement” has the meaning set forth in Section 2.03(b)(i).
“ADM” has the meaning set forth in the recitals.
“ADM Contribution Agreement” means that certain Asset Contribution Agreement by and among SLG, the Co-op and ADM dated June 2, 2023.
“ADM Interest” has the meaning set forth in the recitals.
“ADM Redemption Agreement” has the meaning set forth in the recitals.
“ADM Redemption Transaction” has the meaning set forth in the recitals.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, Co-op is an Affiliate of SLG.
“Affordable Care Act” means, collectively, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010.
“Agreement” has the meaning set forth in the preamble.
“Amended and Restated Operating Agreement” means the Sixth Amended and Restated Operating Agreement of SLG in the form previously agreed to by Buyer and Co-op.
“Ancillary Documents” means the Amended and Restated Operating Agreement, the Services Agreement, the Facilities Management Agreement, and all other agreements, documents, instruments, or certificates delivered or required to be delivered by any party at the Closing pursuant to this Agreement.
“APC Merger” means the merger of Ag Producers Co-op with and into the Co-op with the Co-op as the surviving entity.
“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.
“Balance Sheet Date” has the meaning set forth in Section 3.06.
“Benefit Plan” has the meaning set forth in Section 3.20(a).
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Kansas City, Kansas are authorized or required by Law to be closed for business.
“Buyer” has the meaning set forth in the preamble.
“Buyer Fundamental Representations” means the representations and warranties made by the Buyer in Section 4.01, Section 4.02, and Section 4.04.
“Buyer Indemnitees” has the meaning set forth in Section 6.02.
“CARES Act and COVID Relief Programs” means, collectively, the Coronavirus Aid, Relief, and Economic Security Act, the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act and all FAQs and Interim Final Rules issued by any Governmental Authority related thereto, including any programs or facilities established by the Board of Governors of the Federal Reserve System to which the U.S. Treasury Department has provided financing as contemplated by Title IV of the Coronavirus Aid, Relief and Economic Security Act, and any similar law that addresses the impact of COVID-19 on any Person.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
“Closing” has the meaning set forth in Section 2.05.
“Closing Transaction Expenses Certificate” means a certificate executed by the Chief Financial Officer of SLG, certifying on behalf of SLG the amount of Unpaid Transaction Expenses remaining as of the Effective Date (including an itemized list of each such Unpaid Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed).
“CoBank” means CoBank, ACB.
“CoBank Documents” means the (a) written consent of CoBank to this Agreement, the ADM Redemption Agreement and the transactions contemplated hereby and thereby, (b) an amended and restated credit facility to SLG, and (c) a nondisturbance agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of May 14, 2024, between Buyer and SLG.
“Constructive Knowledge” means the knowledge which any individual should have been aware after reasonable inquiry.
“Contract” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Co-op” has the meaning set forth in the preamble.
“Co-op Fundamental Representations” means the representations and warranties made by the Co-op in Section 3.02, Section 3.05 and Section 3.26 of this Agreement.
“Co-op Retirement Plan” means The Co-op Retirement Plant, established in 1946 and sponsored by United Benefits Group, a Missouri nonprofit corporation, in which SLG is a Participating Employer (as defined therein).
“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”
“Corrective Work” means cleanup, remediation, removal, response, abatement, containment, closure, restoration, treatment, investigation or monitoring required to address any violation of Environmental Law, Release or threatened Release, or Environmental Damages, including any actions required by SLG or Co-op under this Agreement.
“Current Assets” means cash and cash equivalents, accounts receivable, inventory, chemical and seed rebates, and prepaid expenses, but excluding (a) the portion of any prepaid expense of SLG will not receive the benefit following the Closing, (b) deferred Tax assets, and (c) receivables from any of SLG’s Affiliates, directors, employees, officers or members and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end.
“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of SLG’s Affiliates, directors, employees, officers or members and any of their respective Affiliates, deferred Tax liabilities, Transaction Expenses and the current portion of any Indebtedness of SLG, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end.
“Current Operating Agreement” has the meaning set forth in the recitals.
“Deductible” has the meaning set forth in Section 6.05(a).
“Direct Claim” has the meaning set forth in Section 6.06(c).
“Disclosure Schedules” means the Disclosure Schedules delivered by SLG and Buyer concurrently with the execution and delivery of this Agreement.
“Dollars or $” means the lawful currency of the United States.
“Effective Date” has the meaning set forth in the preamble.
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, environmental impact mitigation credits, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired by SLG for the development, construction, ownership, lease, operation, use or maintenance of the business, assets or associated real property as of (i) the date of this Agreement and (ii) future years for which allocations have been established and are in effect as of the date of this Agreement.
“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Damages” means all claims, judgments, damages (including consequential damages, special damages, and punitive damages to the extent recovered in a Third-Party Claim), losses, penalties, fines, fees, premiums, deposits, liabilities (including strict liability), obligations, Encumbrances, costs and expenses (including costs and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement), of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including reasonable attorneys’ fees and disbursements and consultants’ fees, any of which are related to Environmental Laws, Environmental Permits, Hazardous Materials or environmental conditions and are incurred at any time, and including:
i.damages, losses or costs for personal injury, or injury to property or natural resources (including costs of assessment), occurring upon or off of the Real Property associated with the Fuels Business, including the cost of demolition and rebuilding of any improvements on real property, interest and penalties;
ii.actual and reasonable fees incurred for the services of attorneys, consultants, contractors, experts, laboratories and all other actual and reasonable costs and expenses incurred in connection with investigation, removal, remediation or post-remediation monitoring, operation and maintenance, of any Hazardous Materials or Release or in connection with the actual or alleged violation of any Environmental Law, including the preparation of any feasibility studies or reports or the performance of any cleanup, remediation, removal, response, abatement, containment, closure, restoration, treatment, investigation work or monitoring work, in each case as required by any Environmental Law, or required to settle or otherwise respond to any Third-Party Claim, or reasonably necessary to make and secure the full economic use and value of the Fuels Business or any other property, or otherwise expended in connection with such conditions, including any and all Corrective Work, and further including any attorneys’ fees, costs and expenses incurred in enforcing this Agreement or collecting any sums due hereunder;

iii.any additional costs required to take necessary precautions to protect against a Release of Hazardous Materials at, on, in, under migrating from, migrating to, or affecting the Fuels Business, whether into the subsurface, air, any body of water, any building or structure on or near the Fuels Business, any other public domain or any surrounding or adjoining areas;
iv.any costs incurred to comply, in connection with the Real Property, the Fuels Business or any area surrounding or adjoining the Fuels Business, with Environmental Law;
v.any costs, including deposits, premiums and fees, associated with application and enrolment in environmental funds or insurance programs, and any costs necessary to participate in and complete the obligations of the respective environmental fund or insurance program;
vi.liability to any third Persons or Governmental Authority for costs expended in connection with the items referenced above; and
vii.diminution in the value of the Fuels Business, and damages for the loss of business and restriction on the use of the Fuels Business.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species or habitat, or the environment (including ambient or indoor air, soil, surface water or groundwater, wetlands or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, abandonment, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Notice” means any written directive, letter of warning, notice of violation or infraction, or notice respecting any Environmental Claim or relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized or made by a Governmental Authority pursuant to Environmental Law.

“E.O. 11246” has the meaning set forth in Section 3.21(i).
“Equitable Exceptions” means bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity regardless of whether enforcement is sought in a proceeding at law or in equity.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliates” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with SLG or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.
“Facilities Management Agreement” means the Second Amended and Restated Facilities Agreement, dated the Effective Date, between SLG and Co-op.
“Fair Market Value” means the fair market value as agreed between Co-op and Buyer; provided, that if Co-op and Buyer are unable to agree on the fair market value within 30 days, such fair market value shall be determined by an independent, nationally recognized investment banking, accounting, or valuation firm (the “Valuation Firm”) selected by Co-op and Buyer. Buyer and Co-op shall provide the Valuation Firm with all reasonably necessary financial and other records as the Valuation Firm may request. The Valuation Firm shall deliver its written determination of the fair market value within sixty (60) days of its engagement and such determination of the fair market value shall be final, conclusive, and binding. The fees and expenses of the Valuation Firm shall be borne equally by Co-op and Buyer. In determining the Fair Market Value, an orderly sale transaction between a willing buyer and a willing seller shall be assumed, using valuation techniques then prevailing in the securities industry without regard to the lack of liquidity due to any restrictions (contractual or otherwise) applicable thereto or any discount for minority interests and assuming full disclosure of all relevant information.
“Financial Statements” has the meaning set forth in Section 3.06.
“Fraud” means, with respect to any Person, intentional fraud under Delaware common law.
“Fuels Business” means any business or location (including real and Personal Property, and tangible and intangible property) previously or currently owned or operated by SLG or the Co-op in which fuels are sold or dispensed, whether internally or for sale to the general public.
“Fundamental Representations” means the SLG Fundamental Representations, Co-op Fundamental Representations, and the Buyer Fundamental Representations.
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Government Contracts” has the meaning set forth in Section 3.09(a)(viii).

“Governmental Order” means any order, agreement, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls, carbon tetrachloride or other fumigants, and per- and poly-fluoroalkyl substances (PFAS) and other emerging contaminants.
“Indebtedness” means, without duplication and with respect to SLG (other than Current Liabilities to the extent taken into account in the calculation of Adjusted Closing Working Capital), all: (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services: (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital or financing lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by SLG on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that arise or become due as a result of the prepayment at the Closing of any of the obligations referred to in the foregoing clauses (a) through (g).
“Indemnified Party” has the meaning set forth in Section 6.05.
“Indemnifying Party” has the meaning set forth in Section 6.05.
“Independent Accountant” has the meaning set forth in Section 2.03(c)(iii).
“Insurance Policies” has the meaning set forth in Section 3.16.
“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (i) all other intellectual or industrial property and related proprietary rights.
“Interest” has the meaning set forth in the recitals.
“Interim Balance Sheet” has the meaning set forth in Section 3.06.
“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.
“Interim Financial Statements” has the meaning set forth in Section 3.06.
“Knowledge of Buyer or Buyer’s Knowledge” or any other similar knowledge qualification, means the actual knowledge or Constructive Knowledge of Mark Hobrock, Chris Reed, Brian Walz, or Scott Wernimont.
“Knowledge of SLG or SLG’s Knowledge” or any other similar knowledge qualification, means the actual knowledge or Constructive Knowledge of Wade Tucker, Pete Goetzmann, Scott Deweese, or David Gaddis.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, executive order, other requirement or rule of law of any Governmental Authority.
“Liabilities” has the meaning set forth in Section 3.07.
“Licensed Intellectual Property” means all Intellectual Property in which SLG holds any rights or interests granted by other Persons, including Co-op or any of its Affiliates.
“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party or on account of a Party’s Fraud.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of SLG or (b) the ability of SLG or Co-op to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which SLG operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disasters or acts of God; or (ix) any failure by SLG to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on SLG compared to other participants in the industries in which SLG conducts its businesses.
“Material Contracts” has the meaning set forth in Section 3.09(a).
“Material Customers” has the meaning set forth in Section 3.15(a).
“Material Suppliers” has the meaning set forth in Section 3.15(b).
“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.
“Party” or “Parties” has the meaning set forth in the preamble.
“Patents” has the meaning set forth in the definition of Intellectual Property.
“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.
“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Personal Property” means all tangible and intangible personal property owned by, or leased or subleased to SLG.
“Platform Agreements” has the meaning set forth in Section 3.12(h).
“Post-Closing Adjustment” has the meaning set forth in Section 2.03(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning on or after the Effective Date and, with respect to any taxable period beginning before and ending after the Effective Date, the portion of such taxable period beginning on or after the Effective Date.
“Pre-Closing Tax Period” means any taxable period ending on or before the Effective Date and, with respect to any taxable period beginning before and ending after the Effective Date, the portion of such taxable period ending on or before the Effective Date.
“Property” means the Real Property and Personal Property.
“Purchased Interest” has the meaning set forth in the recitals.
“Purchase Price” has the meaning set forth in Section 2.02.
“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).
“Real Property” means the real property owned by, or leased or subleased to, SLG, together with all buildings, structures and facilities located thereon.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Resigning SLG Directors” means all directors of SLG other than Wade Tucker, Clay Scott, Kody Carson, Bart Thoreson, Kent Dunn, and Bart Parks.
“Resolution Period” has the meaning set forth in Section 2.03(c)(ii).
“Review Period” has the meaning set forth in Section 2.03(c)(i).
“Services Agreement” means the Services Agreement, dated the Effective Date, by and between SLG and Buyer.
“SLG” has the meaning set forth in the preamble.
“SLG Fundamental Representations” means the representations and warranties made by SLG in Section 3.01, Section 3.03, Section 3.04, Section 3.05 and Section 3.26 of this Agreement.
“SLG Indemnitees” has the meaning set forth in Section 6.03.
“SLG Intellectual Property” means all Intellectual Property that is owned by SLG.
“SLG IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which SLG is a party, beneficiary or otherwise bound.
“SLG IP Registrations” means all SLG Intellectual Property that is subject to any issuance, registration or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.
“SLG IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by SLG.
“Software” has the meaning set forth in the definition of Intellectual Property.
“Statement of Objections” has the meaning set forth in Section 2.03(c)(ii).
“Straddle Period” has the meaning set forth in Section 8.03.
“Target Working Capital” means $[-8,882,000].
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third-Party Claim” has the meaning set forth in Section 6.06(a).
“Trademarks” has the meaning set forth in the definition of Intellectual Property.
“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.
“Transaction Expenses” means all fees and expenses incurred by SLG at, prior to or after the Closing in connection with the preparation, negotiation and execution of this Agreement and the other transaction documents, and the performance and consummation of the transactions contemplated hereby and thereby, including any brokerage fees and commissions (including Ascendant Partners and FTI), debt financing fees, and any bonus or severance obligation to any officer, director, employee or other Person in connection with the transaction contemplated by this Agreement minus $650,000 (representing ADM’s portion of the Transaction Expenses).

“Union” has the meaning set forth in Section 3.21(b).
“Unpaid Transaction Expenses” has the meaning set forth in Section 2.03(a).
“VEVRAA” has the meaning set forth in Section 3.21(i).
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.